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                     September 1, 2020

       Kimi Igluchi
       Chief Financial Officer
       Sage Therapeutics, Inc.
       215 First Street
       Cambridge, MA 02142

                                                        Re: Sage Therapeutics,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-36544

       Dear Ms. Igluchi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences